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                                                                     EXHIBIT 23a



CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements of General Growth Properties, Inc. on Forms S-3 (File Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383 and 333-41603) and on Forms S-8
(File Nos. 33-79372, 333-07241, 333-11237 and 333-28449) of our report dated
January 10, 1997 on our audit of the Combined Statement of Revenues and Certain Expenses of the Lansing Mall, the Westwood Mall and Lakeview Square Mall for the year ended December 31, 1995 which report is included in this Form 8-K/A Amendment No. 3 of General Growth Properties, Inc. dated December 6, 1996.




COOPERS & LYBRAND L.L.P.

Detroit, Michigan
January 12, 1998